Exhibit 3(a)

                      NORTH SHORE GAS COMPANY

                 ACTION OF THE BOARD OF DIRECTORS
               BY WRITTEN CONSENT IN LIEU OF MEETING

           The Board of Directors of the Company has taken the

following action by unanimous written consent:

                      RESOLVED, That, effective as of the
           close of business on March 26, 1997, the By-Laws of the Company be, and they hereby are, amended by replacing Section 3.1 of
           Article III of the By-Laws in its entirety with the following:

                          ARTICLE III
                     Directors and Committees

                      SECTION 3.1. Number and Election.
           The business and affairs of the Company shall be managed and controlled by a board of directors, six (6) in number, none of whom needs to be a shareholder. The directors shall be elected by the shareholders entitled to vote at the annual meeting of such shareholders and each director shall be elected to serve for a term of one (1) year and thereafter until his successor shall be elected and shall qualify. The Board of Directors may fill one or more vacancies arising between meetings of shareholders by reason of an increase in the number of directors or otherwise.

                      RESOLVED FURTHER, That the
             Secretary of the Company be, and he hereby is, directed to initial a copy of the amended By-Laws presented at this meeting and place it with the important papers of this meeting.

           IN WITNESS WHEREOF, the Board of Directors of NORTH

SHORE GAS COMPANY has executed this Written Consent as of March 26,

1997.



/s/ R. E. Terry                                /s/ J.Hinchliff
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/s/ J. B. Hasch                                /s/ K. S. Balaskovits
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/s/ M. S. Reeves
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